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                                 Exhibit (8)(d)

                  STATE STREET RESEARCH MASTER INVESTMENT TRUST
                              One Financial Center
                        Boston, Massachusetts 02111-2690


                                             Date:  September 1, 2000

State Street Bank and
  Trust Company
225 Franklin Street
Boston, Massachusetts  02110

Ladies and Gentlemen:

         This letter is to confirm to you that State Street Research Master Investment Trust (the "Trust") has created a new series of shares to be known as State Street Research Equity Index Fund (the "Fund"), and that pursuant to paragraph 17 of the Custodian Contract, dated May 1, 1989, as amended, between the Trust and you (the "Agreement"), the Trust desires to retain you to act as Custodian of the assets of the Fund as set forth in the Custodian Contract.

         Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

         The term "State Street Research Master Investment Trust" means and refers to the Trustees from time to time serving under the First Amended and Restated Master Trust Agreement dated February 5, 1993 (the "Master Trust Agreement"), as the same subsequently thereto has been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, assistant officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by a duly authorized officer or assistant officer of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the


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Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other Fund shall be responsible for the same.

                                        STATE STREET RESEARCH
                                        MASTER INVESTMENT TRUST



                                        By: /s/ Douglas A. Romich
                                            ------------------------------------
                                            Douglas A. Romich
                                            Assistant Treasurer


Accepted and Agreed To:

STATE STREET BANK AND
TRUST COMPANY


By: /s/ Ronald E. Logue
    -----------------------------------
    Ronald E. Logue
    Vice Chairman